Exhibit 99.1

Ixia Announces CEO Transition and Appoints Errol Ginsberg as Acting CEO

Appoints Alex Pepe as Chief Operating Officer

CALABASAS, CA, October 24, 2013 — Ixia (NASDAQ: XXIA) today announced that Vic Alston has resigned as its President and CEO and as a member of its board of directors following a determination by the Ixia audit committee that although he had attended Stanford University, he had misstated his academic credentials, incorrectly claiming to have received a B.S. and a M.S. in Computer Science, and had misstated his age and early employment history.

The board has appointed Errol Ginsberg, Ixia’s chairman of the board, founder and former CEO as acting CEO (in addition to his current role as chief innovation officer), and Alex Pepe, senior vice president, strategy, as chief operating officer.

Ixia also reaffirmed its revenue guidance for the third quarter ended September 30, 2013 and expects revenue to be above the midpoint of its previously stated guidance range of $112 million to $117 million. The company will issue financial results for its third quarter ended September 30, 2013 after the U.S. markets close on Tuesday, October 29, 2013, followed by a conference call at 2:00 p.m. Pacific time (5:00 p.m. Eastern time).

“Vic made many positive contributions to Ixia over the past nine years, and we are saddened by the circumstances of his resignation,” said Ginsberg. Ginsberg continued, “I am pleased with Alex’s appointment as chief operating officer. Alex’s broad experience and leadership skills will be of great value in helping Ixia through this transitional period. Since joining Ixia 16 months ago, Alex has done a great job leading our visibility product team and has been instrumental in developing our monitoring strategy.”

Pepe joined Ixia in June 2012 through the acquisition of Anue Systems, where he served as President and CEO. He has more than 25 years of experience in the technology industry, with 15 years in executive leadership roles. Prior to joining Anue, Pepe spent six years as a senior vice president of Freescale Semiconductor where he led global operations and was responsible for manufacturing, procurement, and supply chain systems.

The Board plans to commence a search to identify a permanent CEO for the company.

Conference Call and Webcast Information

Ixia will host a conference call on October 29, 2013 at 2:00 p.m. Pacific time (5:00 p.m. Eastern time), for analysts and investors to discuss its 2013 third quarter results and its business outlook for the 2013 fourth quarter. Open to the public, interested parties may access the call by dialing

(678) 825-8347. A live webcast of the conference call, along with supplemental financial information, will be accessible from the “Investors” section of Ixia’s web site (www.ixiacom.com). Following the live webcast, an archived version will be available in the “Investors” section on the Ixia web site for at least 90 days.

About Ixia

Ixia develops amazing products so its customers can connect the world. Ixia helps its customers provide an always-on user experience through fast, secure delivery of dynamic, connected technologies and services. Through actionable insights that accelerate and secure application and service delivery, Ixia’s customers benefit from faster time to market, optimized application performance and higher-quality deployments. Learn more at http://www.ixiacom.com.

Financial Contact:

The Blueshirt Group

Maria Riley, Investor Relations

Tel: 415-217-7722

or

Ixia Tom Miller, Chief Financial Officer

Tel: 818-444-2325

tmiller@ixiacom.com